EXHIBIT 99

PRESS RELEASE DATED JULY 27, 2016

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2016 RESULTS

NOTABLE ITEMS INCLUDE:

•	DILUTED EARNINGS PER SHARE INCREASED OVER 9.5% FOR THE SIX MONTHS ENDED JUNE 30, 2016, AS COMPARED TO THE SAME PRIOR YEAR PERIOD

•	NET INTEREST MARGIN EXPANDED 12 BASIS POINTS TO 2.97% FOR THE SIX MONTHS ENDED JUNE 30, 2016, FROM 2.85% FOR THE SIX MONTHS END JUNE 30, 2015

•	LOANS HELD-FOR-INVESTMENT INCREASED BY 2.4% FROM LINKED QUARTER, INCLUDING PURCHASE OF $75.9 MILLION IN LOANS

•	DEPOSITS INCREASED BY 2.5% FROM LINKED QUARTER

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS TO TOTAL ASSETS AT 0.29%

•	CAPITAL REMAINS STRONG AT 16.4%

WOODBRIDGE, NEW JERSEY, JULY 27, 2016....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.15 and $0.23 for the quarter and six months ended June 30, 2016, respectively, compared to diluted earnings per common share of $0.10 and $0.21 for the quarter and six months ended June 30, 2015, respectively. Earnings for the six months ended June 30, 2016, reflect merger-related expenses associated with the acquisition of Hopewell Valley Community Bank (Hopewell Valley) of approximately $2.1 million, net of tax, or $0.05 per basic and diluted share. Earnings for the quarter and six months ended June 30, 2015, reflected a tax charge of $795,000, or $0.02 per basic and diluted share, related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015.
John W. Alexander, Chairman and Chief Executive Officer, commented, “Our second quarter earnings reflect the contributions expected from the Hopewell Valley transaction that closed in the first quarter, and the integration of operations at the beginning of the second quarter. With only nominal merger integration costs being incurred in this quarter, our earnings per share increased to $0.15 per share, an almost 88% increase over the first quarter. While loan originations year-to-date are below expectations, loan purchases in the quarter contributed to an increase of approximately 2.4% in total loans. Loan growth was funded primarily through deposits, which increased 2.5% for the quarter, or 9.9%, on an annualized basis.”
Continuing, Mr. Alexander added, “We continue to face historically low, and even declining, interest rates on earning assets in an increasingly competitive operating environment. Notwithstanding these pressures, we continue to adhere to our conservative underwriting standards that have resulted in sustained strong asset quality.”
Mr. Alexander further noted, “I am pleased to announce the declaration of a $0.08 per common share dividend by the Board of Directors. This dividend will be payable on August 24, 2016, to stockholders of record on August 10, 2016.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2016 and 2015

Net income was $10.6 million and $9.3 million for the six months ended June 30, 2016, and June 30, 2015, respectively. Net income for the six months ended June 30, 2016, included merger-related expenses of $3.5 million ($2.1 million after tax) related to the acquisition of Hopewell Valley, which was completed on January 8, 2016. Net income for the six months ended June 30, 2015, included a tax charge of $795,000 related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015. Significant variances from the comparable prior year period are as follows: a $10.1 million increase in net interest income, a $389,000 decrease in the provision for loan losses, a $652,000 increase in non-interest income, a $10.2 million increase in non-interest expense, and a $386,000 decrease in income tax expense.

Net interest income for the six months ended June 30, 2016, increased $10.1 million, or 25.1%, primarily due to a $559.9 million, or 19.7%, increase in our average interest-earning assets and a 12 basis point increase in our net interest margin to 2.97%. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $673.8 million, partially offset by a decrease in average mortgage-backed securities of $117.0 million. The increase in average loans was primarily due to $342.6 million of loans added through the Hopewell Valley acquisition, and to a lesser extent, loan pool purchases and originated loan growth. The six months ended June 30, 2016 included loan prepayment income of $935,000 as compared to $1.2 million for the six months ended June 30, 2015.  Yields earned on interest-earning assets increased nine basis points to 3.62% for the six months ended June 30, 2016, from 3.53% for the six months ended June 30, 2015, driven by the increase in loan income on higher levels of interest-earning assets. The cost of interest-bearing liabilities decreased five basis points to 0.83% for the six months ended June 30, 2016 as compared to 0.88% for the comparable prior year six months, primarily due to lower rates on certificates of deposits, partially offset by higher rates on other interest-bearing deposits and borrowed funds.

The provision for loan losses decreased by $389,000 to a recovery of $117,000 for the six months ended June 30, 2016, from a provision of $272,000 for the six months ended June 30, 2015, primarily due to an improvement in the collateral values of our impaired loans, improved asset quality indicators, and to a lesser extent, lower originated loan growth. Loans acquired from Hopewell Valley were valued at estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $336,000 for the six months ended June 30, 2016, compared to net charge-offs of $1.0 million for the six months ended June 30, 2015. Net charge-offs in the six months ended June 30, 2015, were primarily related to five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the six months ended June 30, 2015.

Non-interest income increased $652,000, or 15.9%, to $4.8 million for the six months ended June 30, 2016, from $4.1 million for the six months ended June 30, 2015, due to increases in fees and service charges for customers of $471,000, income on bank owned life insurance of $111,000, and gains on securities transactions, net, of $195,000, partially offset by a decrease in other income of $125,000. The decrease in other income was due to a realized gain of $129,000 on the sale of an other real estate owned property in the first quarter of 2015.

Non-interest expense increased $10.2 million, or 35.3%, to $39.0 million for the six months ended June 30, 2016, from $28.8 million for the six months ended June 30, 2015, primarily due to: (1) a $6.1 million increase in compensation and employee benefits due to charges of $2.3 million related to severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition, increased salary and benefit expenses attributable to the addition of Hopewell Valley employees and general merit-related salary increases effective January 1, 2016, and an increase in stock compensation expense related to the 2014 Equity Incentive Plan (2014 EIP); (2) a $688,000 increase in occupancy expense due to the addition of nine Hopewell Valley branches; (3) a $1.3 million increase in data processing costs, of which approximately $620,000 was due to conversion costs associated with the Hopewell Valley acquisition; (4) an increase in professional fees of $644,000, of which $557,000 was related to the Hopewell Valley acquisition; and (5) a $1.3 million increase in other expense, primarily related to Directors’ equity awards associated with the 2014 EIP.

The Company recorded income tax expense of $5.6 million for the six months ended June 30, 2016, compared to $6.0 million for the six months ended June 30, 2015.  The effective tax rate for the six months ended June 30, 2016, was 34.5% compared to 39.2% for the six months ended June 30, 2015. Income tax expense for the six months ended June 30, 2015, included a deferred tax asset write-down of $795,000 related to New York State tax reforms enacted in April 2015.

Comparison of Operating Results for the Three Months Ended June 30, 2016 and 2015

Net income was $7.0 million and $4.3 million for the quarters ended June 30, 2016, and June 30, 2015, respectively. Net income for the quarter ended June 30, 2015, included a tax charge of $795,000 related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015. Significant variances from the comparable prior year period are as follows: a $5.4 million increase in net interest income, a $527,000 increase in non-interest income, a $3.0 million increase in non-interest expense, and a $271,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2016, increased $5.4 million, or 26.4%, primarily due to a $584.4 million, or 20.5%, increase in our average interest-earning assets and a 15 basis point increase in our net interest margin to 3.00%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $640.8 million, average other securities of $15.3 million, and average interest-earning deposits in financial institutions of $13.3 million, partially offset by a decrease in average mortgage-backed securities of $84.6 million. The increase in average loans was primarily due to $342.6 million of loans added through the Hopewell Valley acquisition, and to a lesser extent, loan pool purchases and originated loan growth. The quarter ended June 30, 2016 included loan prepayment income of $691,000 as compared to $653,000 for the quarter ended June 30, 2015.  Yields earned on interest-earning assets increased 13 basis points to 3.65% for the quarter ended June 30, 2016, from 3.52% for the quarter ended June 30, 2015. The cost of interest-bearing liabilities decreased four basis points to 0.83% for the current quarter as compared to 0.87% for the comparable prior year quarter, primarily due to lower rates on borrowed funds, partially offset by higher rates on other interest-bearing deposits.

The provision for loan losses decreased by $58,000 to $14,000 for the quarter ended June 30, 2016, from $72,000 for the quarter ended June 30, 2015, primarily due to an improvement in the collateral values of our impaired loans, improved asset quality indicators, and to a lesser extent, lower originated loan growth in the quarter ended June 30, 2016, as compared to the quarter ended June 30, 2015. Loans acquired from Hopewell Valley were valued at estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $75,000 for the quarter ended June 30, 2016, compared to net charge-offs of $454,000 for the quarter ended June 30, 2015.

Non-interest income increased $527,000, or 26.3%, to $2.5 million for the quarter ended June 30, 2016, from $2.0 million for the quarter ended June 30, 2015, due to increases in fees and service charges for customers of $198,000, income on bank owned life insurance of $63,000, gains on securities transactions, net, of $254,000, and other income of $12,000.

Non-interest expense increased $3.0 million, or 20.5%, to $17.5 million for the quarter ended June 30, 2016, from $14.5 million for the quarter ended June 30, 2015, due primarily to: (1) a $1.9 million increase in compensation and employee benefits due to the addition of Hopewell Valley employees, $288,000 of severance and retention bonuses associated with the Hopewell Valley acquisition, and general merit-related salary increases effective January 1, 2016; (2) a $240,000 increase in occupancy costs associated with the addition of nine Hopewell Valley branches; (3) a $405,000 increase in data processing costs as a result of conversion and increased data and maintenance costs related to the Hopewell Valley acquisition; and (4) a $323,000 increase in other expenses primarily related to Directors’ equity awards associated with the 2014 EIP.

The Company recorded income tax expense of $3.7 million for the quarter ended June 30, 2016, compared to $3.4 million for the quarter ended June 30, 2015.  The effective tax rate for the quarter ended June 30, 2016, was 34.5% compared to 44.3% for the quarter ended June 30, 2015. Income tax expense for the quarter ended June 30, 2015, included a deferred tax asset write-down of $795,000 related to New York State tax reforms enacted in April 2015.

Comparison of Operating Results for the Three Months Ended June 30, 2016, and March 31, 2016

Net income was $7.0 million and $3.7 million for the quarters ended June 30, 2016, and March 31, 2016, respectively. Net income for the quarter ended March 31, 2016, included merger-related expenses of $3.2 million ($1.9 million after tax) related to the acquisition of Hopewell Valley. Other significant variances from the prior quarter are as follows: a $913,000 increase in net interest income, a $304,000 increase in non-interest income, a $4.0 million decrease in non-interest expense, and a $1.8 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2016, increased $913,000, or 3.7%, due primarily to a $58.2 million, or 1.7%, increase in our average interest-earning assets and a five basis point increase in our net interest margin to 3.00%. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $39.7 million, average mortgage-backed securities of $14.6 million, and average other securities of $9.5 million, partially offset by a decrease in average interest-earning deposits in financial institutions of $6.1 million. The June 30, 2016 quarter included loan prepayment income of $691,000 as compared to $244,000 for the quarter ended March 31, 2016. Yields earned on interest-earning assets increased six basis points to 3.65% for the quarter ended June 30, 2016, as compared to 3.59% for the quarter ended March 31, 2016, driven by higher yields on substantially all interest-earning assets. The cost of interest-bearing liabilities remained level at 0.83% for the quarters ended June 30, 2016 and March 31, 2016.

The provision for loan losses increased by $145,000 to $14,000 for the quarter ended June 30, 2016, from a recovery of $131,000 for the quarter ended March 31, 2016. The increase in the provision for loan losses was primarily due to loan growth, and an increase in the provision for losses in the multifamily sector associated with increasing vacancy levels. Loans acquired from Hopewell Valley were valued at an estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $75,000 for the quarter ended June 30, 2016, compared to net charge-offs of $261,000 for the quarter ended March 31, 2016.

Non-interest income increased $304,000, or 13.7%, to $2.5 million for the quarter ended June 30, 2016, from $2.2 million for the quarter ended March 31, 2016, primarily due to a $245,000 increase in gains on securities transactions, net, and a $68,000 increase in other income.

Non-interest expense decreased $4.0 million, or 18.6%, to $17.5 million for the quarter ended June 30, 2016, from $21.5 million for the quarter ended March 31, 2016, primarily due to lower merger-related expenses. The quarter ended March 31, 2016 included merger-related expenses of $3.2 million related to the acquisition of Hopewell Valley.

The Company recorded income tax expense of $3.7 million for the quarter ended June 30, 2016, compared to $1.9 million for the quarter ended March 31, 2016.  The effective tax rate for each quarter ended June 30, 2016, and March 31, 2016, was 34.5%.

Financial Condition
Total assets increased $538.8 million, or 16.8%, to $3.74 billion at June 30, 2016, from $3.20 billion at December 31, 2015, primarily due to approximately $500.0 million of total assets acquired from the Hopewell Valley acquisition.

Loans held-for-investment, net, increased $424.2 million to $2.80 billion at June 30, 2016, from $2.37 billion at December 31, 2015 primarily due to the addition of $342.6 million of loans acquired from Hopewell Valley and the purchase of a $75.9 million loan pool of primarily multifamily loans during the second quarter of 2016.

As of June 30, 2016, we estimate our commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 353%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures, monitoring bank portfolio performance, market analysis (economic and real estate) and stress testing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Originated loans held-for-investment, net, totaled $1.99 billion at June 30, 2016, as compared to $1.93 billion at December 31, 2015.  The increase was primarily due to an increase in multifamily real estate loans of $48.6 million, or 3.7%.  The following table details our multifamily real estate originations for the six months ended June 30, 2016 and 2015 (dollars in thousands):

For the Six Months Ended June 30, 2016
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$110,265	3.46%	61%	82	V	30 Years
3,075	4.07%	36%	180	F	15 Years
$113,340	3.48%	60%

For the Six Months Ended June 30, 2015
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$214,618	3.37%	67%	82	V	30 Years
2,079	4.33%	31%	180	F	15 Years
$216,697	3.38%	66%
Acquired loans increased by $360.4 million to $769.4 million at June 30, 2016, from $409.0 million at December 31, 2015, due to $342.6 million of loans acquired from Hopewell Valley and the purchase of a $75.9 million pool of primarily multifamily loans during the second quarter of 2016, partially offset by paydowns. The loans purchased have a weighted average net interest rate of 3.32%, weighted average months to reprice of 46 months, a weighted average loan-to-value ratio of 44.8%, an amortization term of 30 years, and are geographically located in New York and Eastern Pennsylvania.
Purchased credit-impaired (PCI) loans totaled $36.1 million at June 30, 2016, as compared to $33.1 million at December 31, 2015, and include $5.0 million of PCI loans acquired as part of the Hopewell Valley acquisition. The remaining $31.1 million of PCI loans were primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation.  The Company accreted interest income of $2.7 million for the six months ended June 30, 2016, compared to $2.2 million for the six months ended June 30, 2015.

The Company’s available-for-sale securities portfolio totaled $599.3 million at June 30, 2016, compared to $541.6 million at December 31, 2015. The increase was primarily due to $61.7 million of securities acquired from Hopewell Valley (of which $11.5 million remained at June 30, 2016) and $106.2 million of corporate securities purchased, partially offset by sales, maturities and paydowns. At June 30, 2016, $537.3 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $55.3 million in corporate bonds, all of which were considered investment grade at June 30, 2016, and other securities of $6.7 million (including $1.2 million of equity investments in money market mutual funds).

Total liabilities increased $483.3 million, or 18.3%, to $3.13 billion at June 30, 2016, from $2.64 billion at December 31, 2015.  The increase was primarily attributable to an increase in deposits of $553.5 million, partially offset by decreases in securities sold under agreements to repurchase of $26.8 million and other borrowings of $52.0 million. The increase in deposits was primarily due to $456.2 million of deposits acquired from Hopewell Valley.

Deposits increased $553.5 million, or 27.0%, to $2.61 billion at June 30, 2016, as compared to $2.05 billion at December 31, 2015, due to a shift in our balance sheet funding strategy. The increase was attributable to increases of $88.1 million in certificates of deposit accounts, $85.2 million in savings accounts, $128.5 million in money market accounts, and $251.7 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $78.8 million, or 14.1%, to $479.3 million at June 30, 2016, from $558.1 million at December 31, 2015.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2016 (dollars in thousands):

Year	Amount	Weighted Average Rate
2016	$57,910	1.74%
2017	165,003	1.22%
2018	142,715	1.66%
2019	58,502	1.69%
2020	45,000	1.79%
	$469,130	1.53%

Total stockholders’ equity increased by $55.6 million to $615.4 million at June 30, 2016, from $559.8 million at December 31, 2015, primarily due to common stock issued for the purchase of Hopewell Valley, net income earned for the period, and an increase in unrealized gains on our securities-available-for sale portfolio, partially offset by dividends paid to stockholders. The Company issued 2,707,381 shares of common stock in the Hopewell Valley acquisition at a price of $15.41, which resulted in a $41.7 million increase in equity.
Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2016, and December 31, 2015 (dollars in thousands):

	June 30, 2016	December 31, 2015
Non-accrual loans:
Real estate loans:
Commercial	$8,413	$5,232
One-to-four family residential	1,647	2,574
Construction and land	—	113
Multifamily	323	559
Home equity and lines of credit	225	329
Commercial and industrial	78	—
Total non-accrual loans:	10,686	8,807
Loans delinquent 90 days or more and still accruing:
Real estate loans:
Commercial	207	—
One-to-four family residential	58	—
Commercial and industrial	—	15
Other	17	—
Total loans delinquent 90 days or more and still accruing	282	15
Total non-performing loans	10,968	8,822
Other real estate owned	45	45
Total non-performing assets	$11,013	$8,867
Non-performing loans to total loans held-for-investment, net	0.39%	0.37%
Non-performing assets to total assets	0.29%	0.28%
Loans subject to restructuring agreements and still accruing	23,438	22,284
Accruing loans 30 to 89 days delinquent	13,494	21,620

The increase in non-accrual loans is primarily attributable to one commercial real estate loan with a balance of $3.4 million, which migrated from accruing loans 30 to 89 days delinquent at December 31, 2015 to non-accrual loans 90 days or more delinquent. At June 30, 2016, this loan was classified as impaired, with a related specific reserve of $344,000.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $13.5 million and $21.6 million at June 30, 2016, and December 31, 2015, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2016, and December 31, 2015 (dollars in thousands):

	June 30, 2016	December 31, 2015
Real estate loans:
Commercial	$7,248	$13,957
One-to-four family residential	3,630	4,209
Multifamily	979	2,965
Construction and land	1,368	—
Home equity and lines of credit	199	374
Commercial and industrial loans	20	104
Other loans	50	11
Total delinquent accruing loans	$13,494	$21,620

The decrease in the delinquent loans is primarily attributable to one commercial real estate loan with a balance of $5.6 million at December 31, 2015 which was 31 days delinquent, and became current during the first quarter of 2016. This loan had a balance of $5.6 million at June 30, 2016, is classified as impaired, and adequately covered by collateral with a recent appraised value of $9.3 million.

PCI Loans (Held-for-Investment)

At June 30, 2016, 4.8% of PCI loans were past due 30 to 89 days, and 25.6% were past due 90 days or more, as compared to 7.9% and 21.4%, respectively, at December 31, 2015. The increase in the 90 days or more delinquencies was primarily due to the addition of PCI loans from the Hopewell Valley acquisition.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9)	0.76%	0.56%	0.41%	0.59%	0.61%
Return on equity (ratio of net income to average equity) (8) (9)	4.64	3.01	2.44	3.54	3.22
Average equity to average total assets	16.39	18.65	16.69	16.54	18.97
Interest rate spread	2.82	2.66	2.76	2.79	2.65
Net interest margin	3.00	2.85	2.95	2.97	2.85
Efficiency ratio(2) (10) (11)	62.09	65.11	79.75	70.73	64.93
Non-interest expense to average total assets(10)	1.91	1.90	2.39	2.15	1.90
Non-interest expense to average total interest-earning assets(10)	2.05	2.04	2.56	2.30	2.04
Average interest-earning assets to average interest-bearing liabilities	128.86	129.65	128.05	128.46	130.44
Asset Quality Ratios:
Non-performing assets to total assets	0.29	0.48	0.29	0.29	0.48
Non-performing loans(3) to total loans(4)	0.39	0.67	0.39	0.39	0.67
Allowance for loan losses to non-performing loans held-for-investment(5)	221.71	177.04	229.77	221.71	177.04
Allowance for loan losses to originated loans held-for-investment, net(6)	1.18	1.40	1.20	1.18	1.40
Allowance for loan losses to total loans held-for-investment, net(7)	0.87	1.16	0.89	0.87	1.16

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three and six months ended June 30, 2016 includes charges of $155,000 and $2.1 million, net of tax, respectively, associated with the acquisition of Hopewell Valley.
(9) The three months ended March 31, 2016 includes charges of $1.9 million, net of tax, associated with the acquisition of Hopewell Valley.
(10) The three and six months ended June 30, 2016 includes pre-tax charges of $259,000 and $3.5 million, respectively, associated with the acquisition of Hopewell Valley.
(11) The three months ended March 31, 2016 includes pre-tax charges of $3.2 million associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$14,964	$15,324
Interest-bearing deposits in other financial institutions	45,558	36,529
Total cash and cash equivalents	60,522	51,853
Trading securities	7,106	6,713
Securities available-for-sale, at estimated fair value	599,329	541,595
Securities held-to-maturity, at amortized cost	10,249	10,346
(estimated fair value of $10,463 at June 30, 2016 and $10,368 at December 31, 2015)
Purchased credit-impaired (PCI) loans held-for-investment	36,149	33,115
Loans acquired	769,372	409,015
Originated loans held-for-investment, net	1,992,434	1,931,585
Loans held-for-investment, net	2,797,955	2,373,715
Allowance for loan losses	(24,317)	(24,770)
Net loans held-for-investment	2,773,638	2,348,945
Accrued interest receivable	9,246	8,263
Bank owned life insurance	146,043	132,782
Federal Home Loan Bank of New York stock, at cost	25,299	25,803
Premises and equipment, net	28,140	23,643
Goodwill (2)	38,411	16,159
Other real estate owned	45	45
Other assets	43,400	36,437
Total assets	$3,741,428	$3,202,584

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,606,435	$2,052,929
Securities sold under agreements to repurchase	36,189	63,000
Federal Home Loan Bank advances and other borrowings	443,119	495,129
Advance payments by borrowers for taxes and insurance	11,596	10,862
Accrued expenses and other liabilities	28,728	20,885
Total liabilities	3,126,067	2,642,805
Total stockholders’ equity	615,361	559,779
Total liabilities and stockholders’ equity	$3,741,428	$3,202,584

Total shares outstanding	48,322,205	45,565,540
Tangible book value per share (1)	$11.90	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $2.0 million and $179,000 at June 30, 2016, and December 31, 2015, respectively, and are included in other assets.

(2) The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required, however the Company does not expect significant future adjustments to the recorded amounts at June 30, 2016.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Interest income:
Loans	$27,682	$21,291	$26,888	$54,570	$41,957
Mortgage-backed securities	2,888	3,325	2,769	5,657	6,902
Other securities	237	94	173	410	228
Federal Home Loan Bank of New York dividends	282	297	277	559	640
Deposits in other financial institutions	79	30	62	141	63
Total interest income	31,168	25,037	30,169	61,337	49,790
Interest expense:
Deposits	3,703	2,458	3,424	7,127	4,532
Borrowings	1,824	2,294	2,017	3,841	4,989
Total interest expense	5,527	4,752	5,441	10,968	9,521
Net interest income	25,641	20,285	24,728	50,369	40,269
Provision/(recovery) for loan losses	14	72	(131)	(117)	272
Net interest income after provision for loan losses	25,627	20,213	24,859	50,486	39,997
Non-interest income:
Fees and service charges for customer services	1,174	976	1,198	2,372	1,901
Income on bank owned life insurance	1,004	941	989	1,993	1,882
Gains (losses) on securities transactions, net	247	(7)	2	249	54
Other	108	96	40	148	273
Total non-interest income	2,533	2,006	2,229	4,762	4,110
Non-interest expense:
Compensation and employee benefits	9,627	7,684	11,699	21,326	15,241
Occupancy	2,707	2,467	3,062	5,769	5,081
Furniture and equipment	371	369	354	725	749
Data processing	1,386	981	1,859	3,245	1,958
Professional fees	696	719	1,241	1,937	1,293
FDIC insurance	487	397	475	962	786
Other	2,220	1,897	2,809	5,029	3,706
Total non-interest expense	17,494	14,514	21,499	38,993	28,814
Income before income tax expense	10,666	7,705	5,589	16,255	15,293
Income tax expense	3,681	3,410	1,929	5,610	5,996
Net income	$6,985	$4,295	$3,660	$10,645	$9,297
Net income per common share:
Basic	$0.16	$0.10	$0.08	$0.24	$0.22
Diluted	$0.15	$0.10	$0.08	$0.23	$0.21
Basic average shares outstanding	44,350,458	42,461,128	43,919,402	44,144,434	43,102,453
Diluted average shares outstanding	45,653,198	43,636,348	45,270,948	45,471,577	44,266,415

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,720,983	27,682	4.09%	$2,681,234	$26,888	4.03%	$2,080,188	$21,291	4.11%
Mortgage-backed securities (3)	552,738	2,888	2.10	538,163	2,769	2.07	637,368	3,325	2.09
Other securities (3)	62,595	237	1.52	53,068	173	1.31	47,261	94	0.80
Federal Home Loan Bank of New York stock	25,635	282	4.42	25,180	277	4.42	26,011	297	4.58
Interest-earning deposits in financial institutions	73,211	79	0.43	79,345	62	0.31	59,935	30	0.20
Total interest-earning assets	3,435,162	31,168	3.65	3,376,990	30,169	3.59	2,850,763	25,037	3.52
Non-interest-earning assets	254,230			240,976			220,910
Total assets	$3,689,392			$3,617,966			$3,071,673

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,606,415	$2,020	0.44%	$1,532,914	$1,876	0.49%	$1,095,720	$1,102	0.40%
Certificates of deposit	573,081	1,683	1.18	588,442	1,548	1.06	510,277	1,356	1.07
Total interest-bearing deposits	2,179,496	3,703	0.68	2,121,356	3,424	0.65	1,605,997	2,458	0.61
Borrowed funds	486,252	1,824	1.51	515,791	2,017	1.57	592,868	2,294	1.55
Total interest-bearing liabilities	2,665,748	5,527	0.83	2,637,147	5,441	0.83	2,198,865	4,752	0.87
Non-interest bearing deposits	366,506			341,496			266,800
Accrued expenses and other liabilities	52,264			35,309			33,119
Total liabilities	3,084,518			3,013,952			2,498,784
Stockholders' equity	604,874			604,014			572,889
Total liabilities and stockholders' equity	$3,689,392			$3,617,966			$3,071,673

Net interest income		$25,641			$24,728			$20,285
Net interest rate spread (4)			2.82%			2.76%			2.66%
Net interest-earning assets (5)	$769,414			$739,843			$651,898
Net interest margin (6)			3.00%			2.95%			2.85%
Average interest-earning assets to interest-bearing liabilities			128.86%			128.05%			129.65%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2016			June 30, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,701,109	$54,570	4.06%	$2,027,345	$41,957	4.17%
Mortgage-backed securities (3)	545,450	5,657	2.09	662,439	6,902	2.10
Other securities (3)	57,831	410	1.43	59,105	228	0.78
Federal Home Loan Bank of New York stock	25,408	559	4.42	27,657	640	4.67
Interest-earning deposits in financial institutions	76,278	141	0.37	69,615	63	0.18
Total interest-earning assets	3,406,076	61,337	3.62	2,846,161	49,790	3.53
Non-interest-earning assets	247,603			218,925
Total assets	$3,653,679			$3,065,086

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,569,664	$3,896	0.50%	$1,063,372	$2,056	0.39%
Certificates of deposit	580,762	3,231	1.12	453,706	2,476	1.10
Total interest-bearing deposits	2,150,426	7,127	0.67	1,517,078	4,532	0.60
Borrowed funds	501,021	3,841	1.54	664,968	4,989	1.51
Total interest-bearing liabilities	2,651,447	10,968	0.83	2,182,046	9,521	0.88
Non-interest bearing deposits	354,001			265,003
Accrued expenses and other liabilities	43,787			36,500
Total liabilities	3,049,235			2,483,549
Stockholders' equity	604,444			581,537
Total liabilities and stockholders' equity	$3,653,679			$3,065,086

Net interest income		$50,369			$40,269
Net interest rate spread (4)			2.79%			2.65%
Net interest-earning assets (5)	$754,629			$664,115
Net interest margin (6)			2.97%			2.85%
Average interest-earning assets to interest-bearing liabilities			128.46%			130.44%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.